EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Quebecor World Inc.

We consent to the use of our following reports, included in this annual report on Form 40-F:

•                  our Auditors’ Report dated April 28, 2008, except as to Notes 1, 27 and 29 which are as of December 15, 2008, on the consolidated balance sheets of Quebecor World Inc. (“the Company”) as at December 31, 2007 and 2006, and the consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007;

•                  our Comments by Auditors for US Readers on Canada – US Reporting Differences dated April 28, 2008, which contains explanatory paragraphs that emphasize the following:

As discussed in Note 1, Quebecor World Inc. (“the Company”) obtained on January 21, 2008 an order from the Quebec Superior Court granting creditor protection under the Companies’ Creditors Arrangement Act for itself and 53 of its U.S. subsidiaries and filed under Chapter 11 of the United States Bankruptcy Code for 53 of its U.S. subsidiaries (together “the Insolvency Proceedings”).  The accompanying financial statements do not purport to reflect or provide for the consequences of the Insolvency Proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to shareholders accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, as a result of the contributing factors having led to the Insolvency Proceedings and the Insolvency Proceedings, realization of assets and discharge of liabilities, without substantial adjustments and/or changes in ownership, are subject to significant uncertainty and raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan concerning these matters is also discussed in Note 1. The financial statements do not include adjustments that might result from the outcome of this uncertainty; and

•                  our Report of Independent Registered Public Accounting Firm dated April 28, 2008 on the Company’s internal control over financial reporting as of December 31, 2007, which expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company did not maintain effective processes and controls related to a) impairment of long-lived assets and goodwill; b) controls over the accounting for and reporting of complex and non-routine transactions; and c) period-end controls and procedures.

We also consent to the incorporation by reference of such reports in: (i) the Registration Statements on Form S-8 of Quebecor Printing Inc. (now known as Quebecor World Inc.) (Registration Nos. 333-1662 and 333-8870), and (ii) the Registration Statements on Form S-8 of Quebecor World Inc. (Registration Nos. 333-50264, 333-52858 and 333-115152).

/s/ KPMG LLP

Chartered Accountants

Montreal, Canada

December 15, 2008